Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Webcast/Conference Call TODAY, Monday, November 2 at 5:00 p.m. ET

WEBCAST LINK:	www.carmikeinvestors.com (archived for 30 days)

CALL DIAL-IN:	800/935-9319 or 212/231-2909 (international callers)

CALL REPLAY:	800/633-8284 or 402/977-9140; passcode: 21441601 (through November 9)

Carmike Cinemas Reports Q3 Revenue of $122.4 Million and Operating Loss of

$12.9 Million, After recording a $17.2 Million Non-Cash Impairment Charge

- Q3 Admissions Revenue Rises 1.8 Percent -

COLUMBUS, GA – November 2, 2009 – Carmike Cinemas, Inc. (NASDAQ: CKEC), a leading digital cinema and 3D motion picture exhibitor, today reported results for the third quarter and nine-month period ended September 30, 2009, as summarized below.

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
(unaudited) (in millions)	2009	2008	2009	2008
Total Revenue	$122.4	$122.2	$377.3	$355.7
Impairment of Long-Lived Assets	17.2	—	17.2
Operating Income (loss)	(12.9)	9.7	4.2	24.6
Interest Expense, net	7.6	9.8	25.3	31.0
Net Income (loss)	(20.7)	(0.2)	(21.8)	(6.8)
Adjusted Net Income (loss) Excluding
Impairment & Separation Agreement Charges (1)	(3.5)	(0.2)	0.8	(6.8)
Theatre Level Cash Flow (1)	16.7	22.9	64.4	66.6
Adjusted EBITDA (1)	12.8	18.3	52.6	51.7

(in millions)	Sept. 30, 2009	Dec 31, 2008
Bank Debt (1)	$256.5	$273.5
Total Debt (1)	$374.9	$392.3
Net Debt (1)	$364.8	$381.4

(1)	Theatre level cash flow, adjusted EBITDA, adjusted net income (loss) excluding impairment and separation agreement charges, total debt and net debt are supplemental non-GAAP financial measures. Reconciliations of theatre level cash flow and adjusted EBITDA to operating income and adjusted net income (loss) excluding impairment and separation agreement charges to net income for the three months ended September 30, 2009 and 2008 and nine months ended September 30, 2009 and 2008, as well as a schedule of bank debt, total debt and net debt, are included in the supplementary tables accompanying this news announcement.

“The beginning of the third quarter was weak at the box office compared to the same period in 2008, but receipts improved as the quarter progressed based on the strengthening of the film slate. Carmike’s Q3 admissions revenue rose 1.8 percent compared to a 0.6 percent decline for the industry,” stated Carmike Cinemas President and Chief Executive Officer, David Passman.

“Notwithstanding Carmike’s continued positive admission trends, third quarter operating results were impacted by a $17.2 million non-cash asset impairment charge primarily due to the entrance of competition in certain markets, a decline in the market value of 35mm projectors and a write-off of surplus equipment. Q3 results were also impacted by higher than anticipated theatre-level operating costs, which more than offset our continued progress in reducing general and administrative expenses and lower depreciation and amortization related to the sale or closure of under-performing theaters. In addition, third quarter year-to-year operating income comparisons reflect an approximate $1.2 million swing based on last year’s $1.3 million gain on the sale of property and equipment.

“At the theatre level, other theatre operating costs rose 13.0 percent on a year-over-year basis, and 4.7 percent on a quarterly sequential basis. The increase reflects higher occupancy costs related to new theatre openings, increased salaries and wages, partially resulting from the July minimum wage hike, higher repair and maintenance costs due to reinvestments to enhance certain properties, and a rise in 3D equipment service charges. We continue to believe that while incremental expenditures to improve facilities and the customer experience are impacting near-term operating results, they will soon deliver benefits by generating increased customer loyalty and patronage. This focus, the cornerstone of our philosophy, is especially important given Carmike’s geographical footprint throughout ‘Small Town America.’ We expect to incur the bulk of incremental repair costs by 2009 year-end,” added Mr. Passman.

Theatre Performance Statistics

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2008	2009	2009	2008
Average theatres	246	254	248	258
Average screens	2,284	2,295	2,286	2,318
Average attendance per screen (1)	5,567	5,678	17,130	16,305
Average admissions per patron (1)	$6.46	$6.23	$6.45	$6.28
Average concessions/other sales per patron (1)	$3.17	$3.22	$3.20	$3.23
Total attendance (in thousands) (1)	12,713	13,029	39,164	37,791
Total revenue (in thousands)	$122,372	$122,238	$377,280	$355,693

(1)	Includes activity from theatres designated as discontinued operations and reported as such in the consolidated statements of operations.

Carmike’s Chief Financial Officer, Richard B. Hare, stated, “Carmike’s average per screen attendance declined less than 2 percent during Q3 while total attendance was off 2.4 percent. Aggregate per patron revenue for the quarter rose 1.9 percent, year-over-year, as theatre patrons spent an average of $9.63 per visit. Average admissions rose 3.7 percent to $6.46, as we benefited from 3D up-charges and partially offset a minimum wage increase with a nominal rise in ticket prices. Average concessions/other was $3.17 for the period, down 1.6 percent from year-ago levels, and essentially tracked attendance figures. The per patron concessions figure was again impacted by Carmike’s successful ‘Stimulus Tuesday’ concessions promotion, which continues to drive incremental box office attendance gains.”

“During the third quarter, Carmike again achieved significant progress in reducing total general and administrative (G&A) expenditures, which declined 15.3 percent from 2008 third quarter levels. In addition, interest expense was reduced by 22.3 percent compared to Q3 2008 levels, reflecting our continued focus on reducing borrowings and making voluntary pre-payments. As of September 30, 2009, Carmike had $256.5 million of outstanding bank debt, down 6.2 percent from $273.5 million at 2008 year-end and a 9.8 percent decline from the September 30, 2008 level of $284.2 million.”

Mr. Passman concluded, “Looking ahead, we are focused on keeping theatre-level costs under control over the long-term while benefiting from our digital theatrical circuit. The ‘Details Matter’ strategy that focuses on ensuring that our facilities are clean and well maintained, as well as staffed by friendly, customer-focused personnel, is clearly resonating with our valued patrons, and overall year-to-date attendance levels reflect this. The fourth quarter film slate looks very promising, with several additional 3D motion pictures set for release, including James Cameron’s ground-breaking ‘Avatar,’ Disney’s ‘A Christmas Carol in 3D’ and other high profile films that we expect will do well at the box office, which should enable Carmike to finish the year on a high note, especially with our industry leading 500 3D screens.”

Supplemental Financial Measures

Theatre level cash flow, adjusted EBITDA, adjusted net income (loss) excluding separation agreement charges, total debt and net debt are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Total debt is defined as the sum of current maturities of long-term debt, capital leases and long-term financing obligations, long-term debt (less current maturities) and capital leases and long-term financing obligations (less current maturities). Net debt is defined as total debt less cash and cash equivalents. Adjusted net income excluding impairment and separation agreement charges is defined as net income (loss) plus impairment of long-lived assets and one-time separation agreement charges related to the Company’s former CEO. Carmike defines theatre level cash flow as operating (loss) income plus impairment of goodwill, impairment of long-lived assets, one-time separation agreement charges related to the Company’s former CEO, general and administrative expenses, depreciation and amortization and loss (gain) on sale of property and equipment. Carmike believes that theatre- level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses and depreciation and amortization, among others. In addition, Carmike believes that theatre-level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and non-recurring charges. Carmike believes adjusted EBITDA is an important supplemental measure of operating performance for a Motion picture exhibitor’s operations because it provides a measure of core operations.

About Carmike Cinemas

Carmike Cinemas, Inc. is a U.S. leader in digital cinema and 3D cinema deployments and one of the nation’s largest motion picture exhibitors. As of September 30, 2009, Carmike had 246 theatres with 2,282 screens in 35 states. Carmike’s digital cinema footprint reaches 2,135 screens, including 192 theatres with 500 screens that are also equipped for 3D. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000.

Disclosure Regarding Forward-Looking Statements

This press release and other written or oral statements made by or on behalf of Carmike contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include our expectations regarding digital cinema opportunities, box office performance, the 3D release schedule, fiscal year 2009 performance and our strategies and operating goals, including expectations regarding leverage and theatre-level operating improvements. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: general economicconditions in our regional and national markets; our ability to comply with covenants contained in our senior secured credit agreement; our ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; our ability to meet our contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; and other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2008 under the caption “Risk

Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:
Joseph Jaffoni or Robert Rinderman	Richard B. Hare
Jaffoni & Collins – Investor Relations	Chief Financial Officer
212/835-8500 or ckec@jcir.com	706/576-3416

-tables follow-

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
Revenues:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Admissions	$82,093	$80,634	$252,188	$234,898
Concessions and other	40,279	41,604	125,092	120,795

Total operating revenues	122,372	122,238	377,280	355,693

Operating costs and expenses:
Film exhibition costs	45,816	45,496	140,273	130,747
Concession costs	4,386	4,743	12,915	13,290
Other theatre operating costs	55,482	49,112	159,723	145,085
General and administrative expenses	3,879	4,579	11,744	14,869
Separation agreement charges	—	—	5,462	—
Depreciation and amortization	8,659	9,904	26,097	28,161
Gain on sale of property and equipment	(128)	(1,303)	(278)	(1,059)
Impairment of long-lived assets	17,188	—	17,188	—

Total operating costs and expenses	135,282	112,531	373,124	331,093

Operating income (loss)	(12,910)	9,707	4,156	24,600
Interest expense	7,589	9,769	25,343	30,976
Gain on sale of investments	—	(226)	—	(226)

Income (loss) from continuing operations before income tax	(20,499)	164	(21,187)	(6,150)
Income tax expense	—	—	—	—

Income (loss) before discontinued operations	(20,499)	164	(21,187)	(6,150)
Loss from discontinued operations	(156)	(367)	(639)	(605)

Net loss available for common stockholders	$(20,655)	$(203)	$(21,826)	$(6,755)

Weighted average shares outstanding:
Basic	12,683	12,668	12,676	12,659
Diluted	12,683	12,668	12,676	12,659

Net income (loss) per common share (Basic and Diluted):
Income (loss) from continuing operations	$(1.62)	$0.01	$(1.67)	$(0.49)

Loss from discontinued operations, net of tax	(0.01)	(0.03)	(0.05)	(0.04)

Net loss per common share	$(1.63)	$(0.02)	$(1.72)	$(0.53)

Dividends declared per share	$—	$—	$—	$0.35

CARMIKE CINEMAS, INC. and SUBSIDIARIES

SUPPLEMENTARY NON-GAAP RECONCILIATIONS

THEATRE LEVEL CASH FLOW AND ADJUSTED EBITDA (Unaudited)

($ in thousands)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
Operating income	$(12,910)	$9,707	$4,156	$24,600
Separation agreement charges	—	—	5,462	—
(Gain) loss on sale of property and equipment	(128)	(1,303)	(278)	(1,059)
Impairment of long-lived assets	17,188	—	17,188	—
Depreciation and amortization	8,659	9,904	26,097	28,161

Adjusted EBITDA	$12,809	$18,308	$52,625	$51,702

General and administrative expenses	3,879	4,579	11,744	14,869

Theatre level cash flow	$16,688	$22,887	$64,369	$66,571

TOTAL DEBT AND NET DEBT (Unaudited)

($ in thousands)

	Sept. 30, 2009	December 31, 2008
Bank debt	$256,451	$273,516
Capital leases and long-term financing obligations	118,434	118,734

Total debt	374,885	392,250
Less cash and cash equivalents	(10,040)	(10,867)

Net debt	$364,845	$381,383

ADJUSTED NET INCOME (Unaudited)

($ in thousands)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
Net income (loss)	$(20,655)	$(203)	$(21,826)	$(6,755)
Impairment of long-lived assets	17,188	—	17,188	—
Separation agreement charges	—	—	5,462	—

Adjusted net income (loss), excluding separation agreement charges	$(3,467)	$(203)	$824	$(6,755)

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